Item 30. Exhibit (h) i. m. 2. ii.

Second Amendment to Administrative Services Agreement

This Second Amendment (the “Amendment”), by and among, Lincoln National Life Insurance Company (the “Administrator”), Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), C.M. Life Insurance Company, a life insurance company organized under the laws of the State of Connecticut (“C.M. Life”), and MML Bay State Life Insurance Company, a life insurance company organized under the laws of the State of Connecticut (“MML Bay State” and together with MassMutual and C.M. Life, “Company”) is effective as of August 1, 2025 (the “Effective Date”).

WHEREAS, the Administrator and Company entered into the Administrative Services Agreement, as amended (“Agreement”), executed and effective as of May 1, 2023; and

WHEREAS, the parties desire to amend the Agreement to add additional separate accounts and contracts to invest in the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

l.	Schedule Two shall be deleted in its entirety and replaced with the amended Schedule Two attached below.

2.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

3.                 All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln National Life Insurance Company		Massachusetts Mutual Life Insurance Company

By:	/s/ Benjamin Richer	By:	/s/ Laura Johnson
Name:	Benjamin Richer	Name:	Laura Johnson
Title:	SVP, Head of Funds Management	Title:	Head of Institutional Insurance
Date:	7/8/2025	Date:	8/6/2025

C.M. Life Insurance Company		MML Bay State Life Insurance Company

By:	/s/ Laura Johnson	By:	/s/ Laura Johnson
Name:	Laura Johnson	Name:	Laura Johnson
Title:	Vice President	Title:	Vice President
Date:	8/6/2025	Date:	8/6/2025
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Schedule Two

Separate Account	Variable Contract
Massachusetts Mutual Variable Life Separate Account I

MassMutual ElectrumSM

Strategic Group Variable Universal Life®

Variable Universal Life II

Variable Universal Life

Variable Life Select

Survivorship VUL GuardSM

VUL GuardSM

Survivorship Variable Universal Life II

Survivorship Variable Universal Life

Strategic Variable Life®

Strategic Variable Life® Plus

C.M. Life Variable Life Separate Account I	C.M. Life Electrum SelectSM Variable Universal Life Survivorship Variable Universal Life II Survivorship Variable Universal Life
MML Bay State Variable Life Separate Account I	Variable Life Select
Massachusetts Mutual Variable Life Separate Account VII	Strategic Life 14 Strategic Life 20B
Massachusetts Mutual Variable Life Separate Account IX	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X	Strategic Life 21
MML Bay State Variable Life Separate Account II MML Bay State Variable Life Separate Account III MML Bay State Variable Life Separate Account IV MML Bay State Variable Life Separate Account V	Strategic Life 5
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